UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2012

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32379	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) and (e)

On January 3, 2013, the Board of Directors of MHI Hospitality Corporation (“MHI” or the “Company”) announced that William J. Zaiser, MHI’s Executive Vice President, Chief Financial Officer, Treasurer and corporate Secretary, retired from the Company as of December 31, 2012. Following Mr. Zaiser’s retirement, MHI’s Board of Directors appointed Mr. Anthony E. Domalski as Chief Financial Officer. Mr. Domalski has been MHI’s Vice President and Chief Accounting Officer since May 2005. Biographical information for Mr. Domalski is contained in the Company’s Annual Meeting Proxy Statement, which was filed with the Securities and Exchange Commission on March 20, 2012, which information is incorporated herein by reference.

(i) On December 31, 2012, as approved by the Board of Directors of MHI, and as recommended by the Company’s Nominating, Corporate Governance and Compensation Committee (the “Committee”), the Company and Mr. Domalski entered into an employment agreement (the “Employment Agreement”) by which MHI appointed Mr. Domalski, as of January 1, 2013, its Chief Financial Officer.

The Employment Agreement has an initial term ending on December 31, 2017. Thereafter, the term of the Employment Agreement will be extended for an additional year, on each anniversary of the commencement date of the Employment Agreement, unless either party gives one hundred eighty (180) days prior written notice that the term will not be extended.

The Employment Agreement provides for annual salary and possible additional compensation in the form of a cash bonus and restricted stock awards. In addition, pursuant to the Employment Agreement, Mr. Domalski is also entitled, among other things, to receive:

(1) An annual cash performance bonus in an amount between 15% and 20% of salary for that calendar year, based upon the attainment of quantitative performance goals set forth in a performance plan established by the Committee by January 31 of each year; and

(2) Customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that Mr. Domalski will receive the same monthly payments as made under the Employment Agreement at the time of any event causing his disability.

In addition, Mr. Domalski will be entitled to receive benefits under the Employment Agreement if the Company terminates his employment without cause or the executive resigns with good reason or if there is a change in control of the Company during the term of the Employment Agreement. Under these scenarios, Mr. Domalski is entitled to receive the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options or restricted stock;

•

payment of the executive’s life, health and disability insurance coverage for a period of five (5) years following termination (provided, however, that such right terminates if the executive accepts other employment that would reasonably be expected to provide such insurance);

•	any unreimbursed expenses; and

•

a severance payment equal to three (3) times Mr. Domalski’s combined salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of the executive officer’s last day of employment.

A copy of the Employment Agreement is attached hereto as Exhibit 10.2A and is incorporated herein by reference as though it were fully set forth herein. The foregoing summary description of the Employment Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Employment Agreement.

(ii) Effective as of January 1, 2013, the Board of Directors of the Company, as recommended by the Committee, also approved a consulting agreement between the Company and WJZ Consulting LLC (the “Consultant”), the managing member of which is Mr. Zaiser (the “Consulting Agreement”).

The Consulting Agreement ends on December 31, 2015 and provides for targeted, annual consulting fees payable during the consulting period. In addition, pursuant to the Consulting Agreement, the Company and the Consultant expect that the consulting services to be performed shall require a targeted amount of hours per month dedicated by the Consultant to MHI.

A copy of the Consulting Agreement is attached hereto as Exhibit 10.3A and is incorporated herein by reference as though it were fully set forth herein. The foregoing summary description of the Consulting Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Consulting Agreement.

(iii) As of January 1, 2013, MHI appoints Patrick V. Fiel, Jr., the Company’s General Counsel, to the additional role of MHI’s corporate Secretary.

Item 7.01	Regulation FD Disclosure

On January 3, 2013, the Company issued a press release announcing (i) the appointment of Anthony E. Domalski to MHI’s Chief Financial Officer; (ii) the appointment of Patrick V. Fiel, Jr., the Company’s General Counsel, to the additional role of MHI’s corporate Secretary; and (iii) the retirement of William J. Zaiser from the Company. A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.2A	Employment Agreement between MHI Hospitality Corporation and Anthony E. Domalski.

10.3A	Consulting Agreement between MHI Hospitality Corporation and WJZ Consulting LLC.

99.1	Press Release by MHI Hospitality Corporation, dated January 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2013

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	Chief Executive Officer

Exhibit List

10.2A	Employment Agreement between MHI Hospitality Corporation and Anthony E. Domalski.

10.3A	Consulting Agreement between MHI Hospitality Corporation and WJZ Consulting LLC.

99.1	Press Release by MHI Hospitality Corporation, dated January 3, 2013.